Exhibit 10.16

SECOND AMENDMENT

TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of August 12, 2008 is entered into by and among THE NEWARK GROUP, INC., a New Jersey corporation (the “Borrower”), the Domestic Subsidiaries of the Borrower identified on the signature pages hereto as Guarantors (each a “Guarantor” and collectively, the “Guarantors”) and Wachovia Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain $90,000,000 Loan and Security Agreement dated as of March 9, 2007 (as amended by that certain First Amendment to Loan and Security Agreement dated as of July 28, 2008, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested certain amendments to the Credit Agreement as more specifically set forth herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

ARTICLE II

AMENDMENTS

2.1 Amendments to Section 1. Section 1 of the Credit Agreement is hereby amended as follows:

(a) the definition of “Asset Disposition” is hereby amended and restated to read as follows:

“Asset Disposition” shall mean the disposition of any or all of the assets (including, without limitation, the Capital Stock of a Subsidiary or any ownership interest in a joint venture) of the Borrower or any Subsidiary, whether by sale, lease, transfer or otherwise. The term “Asset Disposition” shall not include (i) the sale, lease or transfer of assets permitted by subsections 9.7(a)(i) through (iii), (ii) the sale, lease or transfer of any ABL Priority Collateral to the extent the Net Cash Proceeds therefrom are applied to reduce the ABL Obligations or (iii) any Equity Issuance.

(b) Clause (b) of the definition of “Consolidated EBITDA” is hereby amended by deleting sub-clauses (vii) and (viii) in their entirety and replacing them with the following:

(vii) non-capitalized fees and expenses incurred in connection with the closing, or any amendment, of this Agreement and the ABL Credit Agreement, (viii) other cash restructuring charges in an aggregate amount not to exceed $9,000,000 over the term of this Agreement,

(c) The definition of “Excess Availability” is hereby amended and restated to read as follows:

“Excess Availability” shall have the meaning set forth in the ABL Credit Agreement, as of the Second Amendment Effective Date.

(d) The definition of “Excess Cash Flow” is hereby amended to add the following clause (g) to read as follows:

“minus to the extent added back to Consolidated Net Income in determining Consolidated EBITDA, cash restructuring charges during such period in an aggregate amount not to exceed $9,000,000 over the term of this Agreement.”

(e) Clause (a) of the definition of “Interest Rate” is hereby deleted in its entirety and replaced with the following:

(a) For any day, for (i) Term Loans that are Prime Rate Loans, the rate per annum equal to the sum of (A) the Prime Rate plus (B) 5.50%, and (ii) Term Loans that are Eurodollar Rate Loans, the rate per annum equal to (A) the Adjusted Eurodollar Rate plus (B) 6.50%.

(f) Clause (a) of the definition of “Net Cash Proceeds” is hereby deleted in its entirety and replaced with the following:

(a) direct costs (including, without limitation, legal, accounting and investment banking fees and sales commissions, and with respect to any Asset Disposition, remediation, maintenance and other costs associated with the preparation of the properties for sale incurred since the later of (i) August 12, 2008 or (ii) the public announcement of such Asset Disposition) associated therewith,

(g) The following new definitions are hereby added to the Credit Agreement in the appropriate alphabetical order:

(i) “Second Amendment Effective Date” means August 12, 2008.

2.2 Amendment to Section 2.1(b). Section 2.1(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Repayment of Term Loan. The principal amount of the Term Loan shall be repaid in consecutive quarterly installments, starting July 31, 2009, in an amount equal to $1,000,000 (provided, however, if such payment date is not a Business Day, such payment shall be due on the next preceding Business Day), unless accelerated sooner pursuant to Section 10.2. The outstanding principal amount of the Term Loan and all accrued but unpaid interest and other amounts payable with respect to the Term Loan shall be repaid on the Termination Date.

2.3 Amendment to Section 2.4. Section 2.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

2.4 [Reserved].

2.4 Amendment to Section 2.5(b)(ii). Section 2.5(b)(ii) of the Credit Agreement is hereby amended by replacing “50%” with “100%”.

2.5 Amendment to Section 2.5(b)(iii). Section 2.5(b)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(iii)(A) Asset Dispositions. Promptly following any Asset Disposition (or related series of Asset Dispositions), the Borrower shall make a prepayment in an aggregate amount equal to 100% of the Net Cash Proceeds derived from such Asset Disposition (or related series of Asset Dispositions) (such prepayment to be applied as set forth in clause (vii) below); provided that, with respect to any Scheduled Asset Disposition, the Borrower shall (1) be permitted to retain 25% of Net Cash Proceeds received from such Scheduled Asset Disposition and (2) shall prepay the Loans in an aggregate amount equal to 75% of the Net Cash Proceeds derived from such Scheduled Asset Disposition (such prepayment to be applied as set forth in clause (vii) below); and

(B) Scheduled Mandatory Prepayments. Without duplication of any payment or prepayment required by the terms of this Agreement, on or before (1) September 15, 2008, the Borrower shall make a prepayment in an aggregate amount equal to the Dollar equivalent (as determined by the Administrative Agent in its reasonable discretion two Business Days prior to such prepayment) of 3,000,000 Euros and (2) September 15, 2009, the Borrower shall make a prepayment in an aggregate amount equal to the Dollar equivalent (as determined by the Administrative Agent in its reasonable discretion two Business Days prior to such prepayment) of 8,917,495.83 Euros (such prepayments to be applied as set forth in clause (vii) below).

2.6 Amendment to Section 2.5(b)(vii)(B). Section 2.5(b)(vii)(B) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(B)(1) with respect to all amounts prepaid pursuant to Sections 2.5(b)(ii) through (vi) (other than Section 2.5(b)(iii)(B)(2)), (I) first to the Term Loans to be applied in inverse order of maturity; (II) second to cash collateralize the Credit-Linked LOC Obligations by delivery of Cash Collateral to the Collateral Agent to hold on behalf of the Issuing Bank; provided that, in connection with the delivery of such Cash Collateral to the Collateral Agent, (x) the Credit-Linked LOC Committed Amount shall be reduced by an amount equal to such Cash Collateral, (y) a portion of the Credit-Linked Deposit in an amount equal to such Cash Collateral shall be returned to the Credit-Linked Lenders and (z) upon the termination of Credit-Linked Letters of Credit, Cash Collateral shall be returned to the Borrower so long as after giving effect to the return of Cash Collateral, the Credit-Linked LOC Obligations are fully cash collateralized; and (III) third any remaining amounts shall be paid to the Borrower; and

(2) with respect to all amounts prepaid pursuant to Section 2.5(b)(iii)(B)(2), (I) first to (i) reduce the Credit-Linked LOC Committed Amount in accordance with the terms of Section 2.5(d), which reduction, at the company’s option, may be effective contemporaneous with the application of such Cash Collateral to redeem or repay industrial revenue bonds (including, without limitation, reimbursement obligations with respect to any Credit-Linked Letter of Credit drawn to redeem or repay an industrial revenue bond) of the Credit Parties; or (ii) cash collateralize the Credit-Linked LOC Obligations by delivery of such Cash Collateral to the Collateral Agent to hold on behalf of the Issuing Bank; provided that, in connection with the delivery of such Cash Collateral to the Collateral Agent, (x) the Credit-Linked LOC Committed Amount shall be reduced by an amount equal to such Cash Collateral, (y) a portion of the Credit-Linked Deposit in an amount equal to such Cash Collateral shall be returned to the Credit-Linked Lenders and (z) upon the termination of Credit-Linked Letters of Credit, Cash Collateral shall be returned to the Borrower so long as after giving effect to the return of Cash Collateral, the Credit-Linked LOC Obligations are fully cash collateralized; (II) second to the Term Loans; and (III) third any remaining amounts shall be paid to the Borrower.

Within the parameters of the applications set forth above, prepayments shall be applied first to Prime Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.5(b) shall be subject to Section 3.3(d) and be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.7 Amendment to Section 3.2(a). Section 3.2 of the Credit Agreement is hereby amended by deleting clause (a) in its entirety and replacing it with the following:

(a) In consideration of the Credit-Linked LOC Commitment and the Credit-Linked Participations, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a subfacility fee (the “Credit-Linked Subfacility Fee”) in an amount equal to the sum of (i) 6.50% per annum on the average daily Credit-Linked LOC Committed Amount plus (ii) the Shortfall Amount. The Credit-Linked Subfacility Fee shall be payable at the end of each LIBOR period used to determine the Shortfall Amount.

2.8 Amendment to Section 9.6(a). Section 9.6(a) of the Credit Agreement is hereby amended as follows:

(a) Sub-clause (i) is hereby deleted in its entirety and replaced with the following:

(i) Within (A) thirty-eight (38) days after the end of each of the first and third fiscal quarters of each fiscal year (other than the fiscal quarter ended July 31, 2008) and (B) within forty-five (45) days after the end of the second fiscal quarter of each fiscal year (and for the fiscal quarter ended July 31, 2008), quarterly unaudited consolidated financial statements and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its consolidated Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Borrower, subject to normal year-end adjustments and accompanied by a compliance certificate substantially in the form of Exhibit C hereto (a “Compliance Certificate”), along with a schedule in form reasonably satisfactory to Administrative Agent of the calculations used in determining, as of the end of such quarter, whether the Credit Parties were in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such quarter.

(b) Sub-clause (iii) is hereby deleted in its entirety and replaced with the following:

(iii) Within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrower and its consolidated Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrower and its Subsidiaries as of the end of and for such fiscal year, together with (A) a Compliance Certificate, along with a schedule in form reasonably satisfactory to Administrative Agent of the calculations used in determining, as of the end of such fiscal year, whether the Credit Parties were in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such fiscal year and (B) the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be Deloitte & Touche or another independent accounting firm selected by Borrower and reasonably acceptable to Administrative Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

2.9 Amendment to Section 9.9(b). Section 9.9(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) the ABL Obligations of the Borrower in an aggregate principal amount not to exceed $85,000,000 and renewals, refinancings or extensions thereof in whole or in part (provided, that (i) the outstanding principal amount of the ABL Obligations is not increased at the time of such renewal, refinancing or extension and (ii) the terms relating to principal amount, amortization, maturity and collateral, and other material terms taken as a whole, of any renewal, refinancing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower or the Lenders than the terms of any ABL Financing Agreement and the interest rate applicable to any such renewal, refinancing or extending Indebtedness does not exceed the then applicable market interest rate), so long as the Intercreditor Agreement or a replacement intercreditor agreement satisfactory to Administrative Agent and all the Lenders is in effect;

2.10 Amendment to Section 9.9(d). Section 9.9(d) of the Credit Agreement is hereby amended by replacing “$15,000,000” with “$5,000,000”.

2.11 Amendment to Section 9.9(f). Section 9.9(f) of the Credit Agreement is hereby amended by replacing “$15,000,000” with “$12,500,000”.

2.12 Amendment to Section 9.18. Section 9.18 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.18 Senior Leverage Ratio.

The Senior Leverage Ratio, for the twelve-month period ending as of each fiscal quarter end set forth below, shall be less than or equal to the following:

Fiscal Quarter Ending	Ratio
July 31, 2008	4.75 to 1.00
October 31, 2008	4.50 to 1.00
January 31, 2009	3.50 to 1.00
April 30, 2009 and thereafter	3.00 to 1.00

2.13 Amendment to Section 9.24. Section 9.24(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b) the Credit Parties will not, nor will they permit any Subsidiary to, amend, replace, refinance, refund, restructure, amend, supplement, extend or otherwise modify the ABL Credit Agreement (i) to violate the provisions of the Intercreditor Agreement or (ii) to increase the then outstanding aggregate principal amount of the loans or reimbursement obligations with respect to letters of credit and similar obligations under the ABL Credit Agreement to an amount that would exceed $85,000,000.

2.14 Amendment to Section 9.24. A new Section 9.24(c) is hereby added to the Credit Agreement to read as follows:

(c) the Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders, amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term (including, without limitation, any scheduled or other payment or prepayment of any kind) of any document governing or relating to the B.V. Intercompany Note in a manner that is adverse to the interests of the Lenders.

2.15 Amendment to Section 9.31. Section 9.31 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

9.31 Further Assurances.

(a) At the reasonable request of Administrative Agent at any time and from time to time, the Credit Parties shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

(b) Not later than August 29, 2008, the Borrower shall prepay the Loans in an amount equal to the Credit-Linked Deposit minus the Credit-Linked LOC Obligations.

2.16 Amendment to Section 9.33. A new Section 9.33 is hereby added to the Credit Agreement to read as follows:

9.33 Excess Availability.

At all times Excess Availability shall be greater than or equal to $5,000,000.

2.17 Amendment to Section 10(a)(ii). Section 10.1(a)(ii) of the Credit Agreement is hereby amended and restated to read as follows:

(ii) any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in any of Sections 9.1, 9.6 through 9.12, 9.15 through 9.18, 9.20, 9.25 through 9.30 or 9.33; or

ARTICLE III

CONDITIONS TO EFFECTIVENESS

3.1 Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:

(a) Executed Amendment. Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

(b) Executed Consents. Receipt by the Administrative Agent of executed consents from the Required Lenders (each a “Lender Consent”) authorizing the Administrative Agent to enter into this Amendment on their behalf.

(c) No Default. No Default or Event of Default shall have occurred and be continuing under the Credit Agreement.

(d) Other Items. The Administrative Agent shall have received such other documents, agreements or information which may be reasonably requested by the Agent.

(e) Payment of Amendment Fee. The Borrower shall have paid an amendment fee to the Administrative Agent for the account of each Lender that delivers a Lender Consent to the Administrative Agent by 11:00 p.m. (EDT) on August 12, 2008 in an amount equal to 0.50% multiplied by the sum of such Lender’s Term Loans plus such Lender’s Credit-Linked Deposit.

(f) Payment of Fees and Expenses. The Borrower shall have paid all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation, the fees and expenses of Moore & Van Allen PLLC.

ARTICLE IV

MISCELLANEOUS

4.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Amendment, each Credit Party represents and warrants to the Administrative Agent and Lenders that (i) the representations and warranties contained in Section 8 of the Credit Agreement are true and correct on and as of the date hereof as though made on and as of such date (except for those representations and warranties which by their terms relate solely to an earlier date) both before and after giving effect to the provisions contained herein, (ii) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof after giving effect to the provisions contained herein, (iii) it has taken all necessary action to authorize the execution, delivery and performance of this Amendment, (iv) this Amendment has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), (v) no consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance of this Amendment, (vi) the Security Documents continue to create a valid security interest in, and Lien upon, the Collateral in favor of the Collateral Agent which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens and (vii) the Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.2 References. Any reference to the Credit Agreement contained in any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment. This Amendment is a Financing Agreement executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

4.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original will be delivered, if requested.

4.4 Reaffirmation, Etc. Except as expressly waived or otherwise specifically provided, each and every representation, warranty, agreement, covenant, term and condition contained in the Credit Agreement or in any other document executed or delivered in connection therewith shall remain unamended, unmodified and unwaived, is specifically ratified and affirmed, and shall continue to be in full force and effect in accordance with its respective terms. In addition, by their signature below, each Credit Party consents to this Amendment, and hereby ratifies the Credit Agreement and acknowledges and affirms (a) that it is bound by all of the terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Obligations.

4.5 No Other Modification. Except to the extent specifically provided to the contrary in this Amendment, all terms and conditions of the Credit Agreement and the other Financing Agreements shall remain in full force and effect, without modification or limitation.

4.6 Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York.

4.7 Release. Each Credit Party hereby releases, discharges and extinguishes any and all claims that each Credit Party may have against the Administrative Agent in its representative capacity, or against the Collateral Agent, the Control Agent or the Lenders, arising as a result of any breach of duty, or any breach of the Credit Agreement or any other Financing Agreement, by the Administrative Agent, Collateral Agent, Control Agent of the Lenders in connection with the performance of their respective obligations under the Credit Agreement or any other Financing Agreement, provided however that the foregoing shall not release, discharge or extinguish any right, claim or cause of action that each Borrower and each Guarantor may have in connection with (i) deposits (time, demand or other deposits) that are held by the Administrative Agent, Collateral Agent, Control Agent or any of the Lenders, (ii) checks in process, (iii) rights to refunds for fee or other overcharges prior to the date hereof, (iv) claims not known prior to the date hereof, (v) claims in connection with services rendered pursuant to cash management, hedging, investment advice or any other services of the Administrative Agent, Collateral Agent or Control Agent or any of the Lenders set forth in agreements other than the Credit Agreement, and (vi) claims for willful misconduct occurring after the date of this Amendment.

[Signatures are on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the date first written above.

COMPANY:	THE NEWARK GROUP, INC., a New Jersey corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President & Chief Financial Officer

GUARANTORS:	RIDGE FINANCE CORP., a Delaware corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President & Chief Financial Officer

NP COGEN, INC., a California corporation

	By:	/s/ Joseph E. Byrne
	Name:	Joseph E. Byrne
	Title:	Vice President & Chief Financial Officer

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent

	By:	/s/ Andrew G. Payne
	Name:	Andrew G. Payne
	Title:	Director